===============================================================================
 As filed with the Securities and Exchange Commission on September 4, 1998
                           Registration No. 333-46407
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                          ----------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    Form S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                       ON
                                    Form S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        LORAL SPACE & COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)
             Bermuda                                    13-3867424
(State or other jurisdiction of
incorporation or organization)             (I.R.S. Employer Identification No.)
           c/o Loral SpaceCom Corporation, 600 Third Avenue, New York,
        New York, 10016, (212) 697-1105 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              Eric J. Zahler, Esq.
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 697-1105
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------
                                 with a copy to:
                              Bruce R. Kraus, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                  (212)728-8000
                            -------------------------
                Approximate date of commencement of proposed sale
                        of the securities to the public:

          As soon as practicable after this Registration Statement becomes effective and from time to time upon exercise of the Warrants referred to in this Registration Statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
          In any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.[ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            -------------------------
          This Post-Effective Amendment No. 1 relates to the possible issuance of 470,945 shares of Common Stock, par value $.01 per share ("Loral Common Stock"), of the Registrant, and related Loral Rights (as defined below), which were originally registered on a Registration Statement on Form S-4 to which this is an amendment. The registration fee in respect of such Loral Common Stock was paid at the time of the original filing of the Registration Statement on Form S-4 relating to such shares of Loral Common Stock. As provided for in the Rights Agreement dated March 27, 1996, between the Registrant and The Bank of New York, as Rights Agent, each share of Loral Common Stock issued will be accompanied by one Loral right (a "Loral Right") to purchase from the Registrant a unit consisting initially of one one-thousandth of a share of Series B Preferred Stock, par value $.01 per share.
                            _________________________
          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

Loral Space & Communications Ltd. ("Loral" or the "Registrant") hereby amends its Registration Statement on Form S-4 (File No. 333-46407), declared effective by the Securities and Exchange Commission (the "Commission") on February 17, 1998 (the " S-4 Registration Statement"), by filing this Post-Effective Amendment No. 1 on Form S-3 to its S-4 Registration Statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to 470,945 shares of common stock, par value $.01 per share, of the Registrant ("Loral Common Stock") and related Loral Rights (as defined below), issued or issuable upon the exercise of outstanding warrants (the "Warrants") to purchase shares of Loral Common Stock. As provided for in the Rights Agreement dated March 27, 1996, between the Registrant and The Bank of New York, as Rights Agent, each share of Loral Common Stock issued will be accompanied by one Loral right (a "Loral Right") to purchase from the Registrant a unit consisting initially of one one-thousandth of a share of Series B Preferred Stock, par value $.01 per share.

On March 20, 1998, pursuant to the Agreement and Plan of Merger, dated as of October 7, 1997, as amended (the "Merger Agreement"), among the Registrant, Loral Satellite Corporation, a wholly-owned subsidiary of the Registrant ("Merger Sub") and Orion Network Systems, Inc. ("Orion"), Merger Sub was merged with and into Orion, with Orion continuing as the surviving corporation now known as Loral Orion, Inc. ("Loral Orion") and becoming a subsidiary of the Registrant (the "Merger"). As a result of the Merger:

i. each share of common stock, par value $.01 per share, of Orion ("Orion Common Stock"), excluding treasury shares and shares owned by Loral or its subsidiaries, was converted into and exchanged for the right to receive .71553 fully paid and nonassessable shares of Loral Common Stock,

ii. each share of preferred stock, par value $.01 per share, of Orion ("Orion Preferred Stock") was converted into and exchanged for the right to receive .71553 fully paid and nonassessable shares of Loral Common Stock for each share of Orion Common Stock into which such share of Orion Preferred Stock was convertible immediately prior to the Merger,

iii. each outstanding stock option to purchase shares of Orion Common Stock was converted into an option to acquire .71553 shares of Loral Common Stock multiplied by the number of shares of Orion Common Stock for which such option was exercisable,

iv. each outstanding warrant to purchase shares of Orion Common Stock was converted into a warrant to acquire .71553 shares of Loral Common Stock multiplied by the number of shares of Orion Common Stock for which such warrant was exercisable immediately prior to the Merger, and

v. each outstanding share of Orion Common Stock and Orion Preferred Stock owned by Loral or any of its subsidiaries was converted into the right to receive enough shares in the surviving corporation as necessary in order to ensure that such entity's proportionate interest in the surviving corporation immediately after the Merger is as it was in Orion immediately before the Merger.

Prior to the Merger, each Senior Note Warrant (as defined) entitled the holder to purchase 0.8463 shares of Orion Common Stock at the exercise price of $.01 per common share. As a result of the Merger, each Senior Note Warrant (as defined) now entitles the holder to purchase 0.6056 shares of Loral Common Stock at an exercise price of $.0140 per share. Prior to the Merger, each Senior Discount Note Warrant entitled the holder to purchase 0.6628 shares of Orion Common Stock at the exercise price of $.01 per common share. As a result of the Merger, each Senior Discount Note Warrant now entitles the holder to purchase
0.4743 shares of Loral Common Stock at an exercise price of $.0140 per share. This Post-Effective Amendment No. 1 to the S-4 Registration Statement relates only to Loral Common Stock issued or issuable upon exercise of the Warrants and related Loral Rights.

PROSPECTUS
                        LORAL SPACE & COMMUNICATIONS LTD.
                              UP TO 470,945 SHARES
                                 OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


This Prospectus relates to the possible issuance by Loral Space & Communications Ltd. (the "Registrant") from time to time of up to 470,945 shares of Loral's Common Stock, par value $.01 per share ("Loral Common Stock") and related Loral Rights (as defined below), to the holders of currently outstanding Warrants (as defined below) to purchase shares of Loral Common Stock upon the exercise thereof by such holders and in accordance with a Warrant Agreement (the "Warrant Agreement") relating to the Warrants, dated as of January 31, 1997, between Orion Network Systems, Inc. ("Orion"), the predecessor of Loral Orion, Inc. ("Loral Orion") and Bankers Trust Company, as warrant agent (the "Warrant Agent"). Orion offered and sold the Warrants to the public pursuant to a prospectus dated January 28, 1997 as part of an offering (the "Bond Offering") of 445,000 Senior Note Units, each Senior Note Unit consisting of one 11-1/4% Senior Note due 2007 and one Warrant to purchase 0.8463 shares of Common Stock of Orion (the "Senior Note Warrants"), and 484,000 Senior Discount Note Units, consisting of one 12-1/2% Senior Discount Note due 2007 and one Warrant to purchase 0.6628 shares of Common Stock of Orion (the "Senior Discount Note Warrants" and together with the Senior Note Warrants, the "Warrants"). Under the terms of the Warrant Agreement, each Senior Note Warrant and Senior Note Discount Warrant entitled the holder thereof to purchase 0.8463 or 0.6628 shares of Common Stock of Orion, respectively, at an exercise price of $0.01 per share, subject to adjustment as provided in the Warrant Agreement. As provided for in the Rights Agreement dated March 27, 1996, between the Registrant and The Bank of New York, as Rights Agent, each share of Loral Common Stock issued will be accompanied by one Loral right (a "Loral Right") to purchase from the Registrant a unit consisting initially of one one-thousandth of a share of Series B Preferred Stock, par value $.01 per share

On March 20, 1998, pursuant to the Agreement and Plan of Merger, dated as of October 7, 1997, as amended (the "Merger Agreement"), among the Registrant, Loral Satellite Corporation, a wholly-owned subsidiary of the Registrant ("Merger Sub") and Orion Network Systems, Inc. ("Orion"), Merger Sub was merged with and into Orion, with Orion continuing as the surviving corporation now known as Loral Orion, Inc. and becoming a subsidiary of the Registrant (the "Merger"). As a result of the Merger:

i. each share of common stock, par value $.01 per share, of Orion ("Orion Common Stock"), excluding treasury shares and shares owned by Loral or its subsidiaries, was converted into and exchanged for the right to receive .71553 fully paid and nonassessable shares of Loral Common Stock,

ii. each share of preferred stock, par value $.01 per share, of Orion ("Orion Preferred Stock") was converted into and exchanged for the right to receive .71553 fully paid and nonassessable shares of Loral Common Stock for each share of Orion Common Stock into which such share of Orion Preferred Stock was convertible immediately prior to the Merger,

iii. each outstanding stock option to purchase shares of Orion Common Stock was converted into an option to acquire .71553 shares of Loral Common Stock multiplied by the number of shares of Orion Common Stock for which such option was exercisable,

iv. each outstanding warrant to purchase shares of Orion Common Stock was converted into a warrant to acquire .71553 shares of Loral Common Stock multiplied by the number of shares of Orion Common Stock for which such warrant was exercisable immediately prior to the Merger, and

v. each outstanding share of Orion Common Stock and Orion Preferred Stock owned by Loral or any of its subsidiaries was converted into the right to receive enough shares in the surviving corporation as necessary in order to ensure that such entity's proportionate interest in the surviving corporation immediately after the Merger is as it was in Orion immediately before the Merger.

Prior to the Merger, each Senior Note Warrant entitled the holder to purchase
0.8463 shares of Orion Common Stock at the exercise price of $.01 per common share. As a result of the Merger, each Senior Note Warrant now entitles the holder to purchase 0.6056 shares of Loral Common Stock at an exercise price of $.0140 per share. Prior to the Merger, each Senior Discount Note Warrant entitled the holder to purchase 0.6628 shares of Orion Common Stock at the exercise price of $.01 per common share. As a result of the Merger, each Senior Discount Note Warrant now entitles the holder to purchase 0.4743 shares of Loral Common Stock at an exercise price of $.0140 per share. This Post-Effective Amendment No. 1 to the S-4 Registration Statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relates only to Loral Common Stock issuable upon exercise of the Warrants and related Loral Rights.

The Warrants became exercisable on July 31, 1997 and shall be exercisable until the close of business on January 31, 2007. The Senior Note Warrants and Senior Discount Note Warrants will be exercisable to purchase an aggregate of 243,357 and 227,588 shares of Loral Common Stock, respectively, representing approximately 0.1% and 0.1%, respectively (approximately 0.2% in the aggregate) of the outstanding Loral Common Stock, on a fully diluted basis as of July 31, 1998.

Loral Common Stock is listed and traded on the New York Stock Exchange, Inc. (the "NYSE"). On September 3, 1998, the closing sales price of the Loral Common Stock on the NYSE was $16.125 per share.

              --------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REGISTRATION STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.






                The date of this Prospectus is September 4, 1998

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF THE REGISTRANT SINCE THE DATE HEREOF.


                              AVAILABLE INFORMATION

         The Registrant is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Registrant files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). This material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, NW Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Registrant. Loral Common Stock is listed on the New York Stock Exchange under the symbol "LOR" and such reports, proxy statements and other information concerning the Registrant also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The Registrant has filed with the Commission this Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") covering the shares of Loral Common Stock issued or issuable upon exercise of the Warrants. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the exhibits filed therewith, which is available for inspection and copying as set forth above. Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document field as an exhibit to the Registration Statement, each such statement is being qualified in all respects by such reference.

                                  RISK FACTORS

         Prospective investors should carefully consider the following risk factors, in addition to the other information contained elsewhere in this Prospectus, in evaluating whether to exercise the Warrants. The following risk factors relate to Loral Space and Communications Ltd. ("Loral" or the "Company") and its wholly owned subsidiaries Space Systems/Loral, Inc. ("SS/L"), Loral Skynet ("Skynet") and Loral Orion, Inc. ("Loral Orion") and its operating affiliates, including Globalstar, L.P., ("Globalstar"), Satellites Mexicanos, S.A.. de C.V. ("SatMex") and CyberStar, L.P.("CyberStar").

Risks of Operations in the Space Environment

         Satellites operate in a distant, hostile environment. Despite costly high-reliability parts and significant on-ground testing to assure reliability for their design lives, satellites remain vulnerable to complete or partial failure or degradation from hazards which include space debris, solar and other astronomical events, acts of war and component failure. Repair of satellites in space is not practicable. In addition, a number of factors affect the useful lives of the Company's satellites, including the quality of construction, expected gradual environmental degradation of solar panels and the durability of component parts. Random failure of satellite components on occasion result in damage to or loss of a satellite ("cold failures").

         Life of Globalstar's LEO Satellites. The first-generation Globalstar satellite constellation (including spares) is designed to operate at full performance for a minimum of 7 1/2 years, after which performance is expected gradually to decline. However, there can be no assurance of the constellation's useful life. Globalstar anticipates using funds from operations to develop a second generation of satellites. If sufficient funds from operations are not available and Globalstar is unable to obtain financing for a second-generation constellation, Globalstar will not be able to replace its first-generation satellites at the end of their useful lives.

         Life of GEO Satellites. GEO satellites have design lives of up to 20 years. However, they have in the past and may in the future experience material operational anomalies and failures. For example, in 1994 and 1997, Skynet experienced the total losses of its Telstar 402 and Telstar 401 satellites, respectively, resulting in lost service and a corresponding adverse effect on Skynet's results of operations. In November 1995, an Orion 1 component supporting nine transponders serving the European portion of Orion 1's footprint experienced an anomaly that resulted in a service interruption lasting approximately two hours. Full service was restored using redundant equipment, but if the currently operating component fails, Orion 1 would experience a significant loss of usable capacity, resulting in lost service and a corresponding adverse effect on the results of operations of Loral Orion. The SatMex Solidaridad 1 satellite is operational but has experienced anomalies, including the loss of command receiver redundancy, a microfracture of its propulsion subsystem and space debris-induced degradation of its telemetry encoder units that could shorten its operational life.

         Satellite Failures. In 1997, two in-orbit satellites built by SS/L experienced solar array circuit failures. One of the customers has asserted that, in light of the failures and uncertainty as to further failures, it has not accepted the satellite. Loral believes that the customer was contractually required to accept the satellite at completion of in-orbit testing and that risk of loss has passed to the customer. In addition, another customer has requested that SS/L structure an arrangement whereby a satellite under construction would be sold to another customer. Management believes that these matters will not have a material adverse effect on the financial condition or results of operations of Loral.

         Incentive Payments. Certain of SS/L's contracts provide that a portion of the total contract price is payable in the form of "incentive" payments earned during the life of the satellite in orbit as its mission is performed. Although SS/L generally receives the present value of such incentive payments in the event of launch failure or one caused by customer error, it forfeits such revenues if the loss is caused by system failure or an error on its part. While insurance against loss of such payments has been available in the past, its cost and availability are subject to substantial fluctuations. In addition, SS/L is prohibited under agreements with certain of its customers from insuring its orbital incentives. Certain of SS/L's contracts call for on-orbit delivery, allocating launch risk to SS/L. It is SS/L's intention to obtain insurance for that exposure. However, SS/L cannot predict whether, and there can be no assurance that, insurance against launch failure and loss of incentive payments will continue to be available on reasonable terms.

         Inability to obtain adequate insurance. As a vertically integrated space communications company that both manufactures and operates communications satellites, Loral is exposed to space environment-related risks in both capacities, which may not be fully covered by insurance, if insurance is available at all upon economically reasonable terms.

Export Controls; Grand Jury Investigation; Legislative Hearings

         General Risks Relating to International Business. Operations in numerous countries outside the United States carry substantial managerial, operational, legal and political uncertainties apart from the technical risks of initiating a previously untried telecommunications system. Such operations are subject to changes in government regulations and telecommunications standards, tariffs or taxes and other trade barriers. In addition, Loral's agreements relating to local operations may be enforceable only in foreign jurisdictions so that it may be difficult for Loral to enforce its rights. Also, limited availability of U.S. currency in local markets may prevent a service provider from making payments in U.S. dollars and exchange rate fluctuations may adversely affect Globalstar's, SatMex's and Orion's revenues.

         Export Controls. Various agencies and departments of the U.S. government regulate the ability of Loral to pursue business opportunities outside the United States. Exports of space-related products, services and technical information frequently require licenses granted by the U.S. government. There can be no assurance that Loral or SS/L will be able to obtain necessary licenses or approvals, and the inability to do so, or the failure to comply with the terms thereof when granted, could have a material adverse effect on their respective businesses.

         Grand Jury Investigation. Loral is aware of a grand jury investigation being conducted by the office of the U.S. Attorney for the District of Columbia with respect to possible violations of export control laws that may have occurred in connection with the participation of SS/L employees on a committee formed in the wake of the 1996 crash of a Long March rocket in China and whose purpose was to consider whether studies of the crash made by the Chinese had correctly identified the cause of the failure. While the grand jury investigation appears to be in its preliminary stages, and SS/L is not in a position to predict its direction or outcome, if SS/L were to be indicted and convicted of a criminal violation of the Arms Export Control Act, it would be subject to a fine of $1 million per violation and could be debarred from certain export privileges and, possibly, from participation in government contracts. Since many of SS/L's satellites are built for foreign customers and/or launched on foreign rockets, such a debarment would have a material adverse effect on SS/L's business, which is important to Loral. Indictment for such violations would subject SS/L to discretionary debarment form further export licenses. Whether or not SS/L is indicted or convicted, SS/L will remain subject to the State Department's general statutory authority to prohibit exports of satellites and related services if it finds a violation of the Arms Export Control Act that puts the party's reliability in question, and it can suspend export privileges whenever it determines that grounds for debarment exist and that such suspension "is reasonably necessary to protect world peace or the security or foreign policy of the United States."

         As far as SS/L can determine, no sensitive information or technology was conveyed to the Chinese, and no secret or classified information was discussed with or reported to them. SS/L believes that its employees acted openly and in good faith and that none engaged in intentional misconduct. Accordingly, Loral does not believe that SS/L has committed a criminal violation of the export control laws. Loral does not expect the grand jury investigation or its outcome to result in a material adverse effect upon its business. However, especially in view of the early stage of the proceedings, there can be no assurance as to those conclusions.

         Legislative Hearings. On May 21, 1998, the House of Representatives passed a bill which, if passed by the Senate and enacted into law, would prohibit exports of satellites of U.S. origin to the People's Republic of China, whether or not an export license had theretofore been obtained. The United States Senate has not acted on this bill. If enacted into law, these provisions would prohibit further launches of U.S.-made satellites, including those manufactured by SS/L, on the Long March rocket. SS/L is under contract to build one satellite which is to be launched on a Long March rocket, for which SS/L currently holds an export license. As of June 30, 1998, SS/L has expended $65.0 million on the satellite, of which $49.0 million has been used to acquire common parts that could be applied to other satellite programs if this program is canceled. In addition, SS/L has expended $52.5 million in connection with the launcher. If the House bill or similar legislation is enacted, or if SS/L's export license is revoked administratively, the satellite's buyers may be entitled to terminate this contract for cause and require SS/L to refund approximately $119 million as of June 30, 1998. In such an event, SS/L would attempt to resell the satellite and launcher to other parties and/or use some or all of the parts on other programs. Such resales or reuse would likely result in a loss to SS/L, which could be substantial, and the amount of which would be affected by a number of factors beyond the control of Loral, including the date on which the program is terminated and how long any embargo on Chinese launchers would last, as well as market conditions for satellites and launchers. Loss of Long March availability would disable all U.S. satellite manufacturers, including SS/L, from competing for satellite contract awards from customers who, for political or economic reasons, desire Long March launches and would benefit foreign satellite manufacturers at the expense of Loral and other domestic manufacturers.

         Several Congressional committees have held hearings or announced plans to hold hearings on U.S. satellite export policy toward China, alleged influence of campaign contributions (including contributions made by Loral's Chairman and CEO) on the Clinton Administration's export policy toward China and related matters. Loral cannot predict what, if any, legislative initiatives will result from these hearings, although they could result in passage of the House bill described above or other legislation that could adversely affect Loral's business.

Launch Risk and Vehicle Access

          About 15% of commercial satellite launches have historically resulted in loss before the payload reaches its planned orbit ("hot failures"). While Loral ordinarily obtains insurance against loss due to hot failures, such events can nevertheless disrupt and delay business schedules and cause substantial uninsured losses above and beyond the insured cost of the lost satellite. Loral's ability to place satellites in orbit, and SS/L's ability to perform its on-orbit delivery contracts depend on the availability of launch vehicles and the requisite insurance. Launch slots are limited, and the launch insurance market has been subject to considerable fluctuation. Different launch facilities and vehicles have different success records, but Loral, for business or scheduling reasons does not always use, or have available to it, the most successful facilities and vehicles for its launches. The cost and availability of launch insurance varies so there is no assurance that such insurance will shield every future loss. Moreover, the availability of launches from the republics of the former Soviet Union and the People's Republic of China are affected by U.S. government policies and international agreements. Changes in governmental policies or political leadership in the United States, Russia, Kazakhstan or China could adversely affect Loral's ability to launch from these countries or materially increase the costs to it of doing so.

         Loral Orion is scheduled to launch its Orion 3 communications satellite aboard a Boeing Delta 3 rocket in the first quarter of 1999. The first launch of the newly-developed Delta 3 rocket failed shortly after liftoff in August 1998. An investigation is underway to identify and correct the cause or causes of the failure which could delay the Orion 3 launch. If Loral Orion is unable to launch its planned future satellites, including Orion 3, on schedule due to a delay or future launch failures, the implementation of its business plan could be adversely affected.

         The majority of Globalstar's satellites are scheduled for launch aboard the Ukrainian Zenit launch vehicle. The Ukrainian Zenit launch vehicle, which is proposed to launch 36 Globalstar satellites (12 per launch), has never been used in commercial applications. After the failure of a Zenit launch (which did not involve any Globalstar satellites) in May 1997, two Zenit rockets were successfully launched in July, 1998. Globalstar's initial launch on this vehicle has consequently been rescheduled for September 1998, but Globalstar does not believe that this rescheduling will delay the Globalstar in-service date. A Zenit launch failure could substantially delay Globalstar's launch program. A launch incident that destroys or substantially damages the Zenit launch pad (which is the only pad from which this rocket can be launched) would result in further delays in Zenit availability. In the event of any Zenit failure, Globalstar would be entitled to a free launch on Zenit, but if it elected to forego this right and launch on another rocket, it would incur substantial additional expense. Globalstar intends to launch the last 12 satellites of its constellation in groups of four on three separate launches of the Russian Starsem Soyuz rocket.

Risks Related to Globalstar

         Lack of Operating History. The Globalstar System will consist of 56 satellites (including eight in-orbit spares) in low earth orbit together with ground facilities in numerous remote and sometimes primitive regions. Its operating facilities will be in more than 100 countries, many of which are based on emerging economies, eventually connecting hundreds of thousands of mobile and fixed telephone handsets. While Loral believes that each component of the Globalstar System, and the Globalstar System as a whole, is capable of performing as designed, no such complex, dispersed space/earth communications network has ever been operated commercially. Until the Globalstar System has operated as a whole in its actual space/earth environment, there can be no assurance that losses due to delays, failures and unforeseen additional costs will not occur. Globalstar's financial objectives are, in part, based on estimates as to the potential market for Globalstar System services and the price that users will be willing and able to pay, which cannot be practically validated until commercial operations have begun. There can be no assurance that such economic assumptions are justified.

         Globalstar is scheduled to begin commercial operations in the second quarter of 1999. Successful commencement of operations will require successful implementation of each of the elements of the Globalstar System -- space and ground segments, digital communications technology, user terminal supply, service provider arrangements and licensing. Globalstar will be dependent upon its service providers in the various countries in which it will operate to obtain local regulatory approvals, build gateways, distribute handsets and market Globalstar service successfully to end users. Globalstar has launched eight satellites to date, and expects to commence commercial operations in the second quarter of 1999 with at least 44 satellites in orbit. However, there can be no assurance that schedule delays will not occur and that the final cost of implementing the Globalstar system will not be higher than anticipated.

         Continuing Operating Losses. Loral's equity in net loss attributable to its interest in Globalstar for the six months ended June 30, 1998 was $28.0 million. Globalstar is expending significant funds for the construction, testing and deployment of the Globalstar System and such losses are expected to continue for several years following commencement of revenue generating service operations.

         Globalstar FCC License. Globalstar, along with two other applicants, was awarded an FCC license in 1995 to construct a Big LEO system. At that time, two other applicants, MCHI/Ellipso and Constellation, were not granted Big Leo licenses. These decisions by the FCC's International Bureau were appealed to the full Commission, and affirmed in 1996. MCHI/Ellipso and Constellation then filed judicial appeals of the entire Commission order, which both affirmed the denial of their applications and affirmed the grant of Globalstar's license. While those judicial appeals were pending, the International Bureau in 1997 granted Big LEO licenses to MCHI and Constellation. Globalstar and others appealed these new decisions to the full Commission, which has not yet acted. Accordingly, MCHI and Constellation have asked the court to hold their judicial appeals in abeyance pending Commission action on the appeals of the 1997 licensing decisions.

Dependence on SS/L

         Currently, SS/L generates a significant portion of Loral's revenue and operating income. Loral intends to capitalize on SS/L's capabilities, market position and advanced technologies to identify and develop additional space-based communications services opportunities. There can be no assurance that current or future satellite-based ventures entered into by Loral will result in revenues or operating income that will materially reduce its dependence on SS/L.

         In connection with delayed payment in 1997 by two Asian customers for three GEO satellites, SS/L stopped work, reduced backlog by $291 million, which will reduce future sales, and recorded a charge of $23 million, representing the excess of the amount of the applicable accounts receivable over the net realizable value of the associated inventory. If the current programs for these three satellites are not restarted, the satellites will be sold to other customers. For the year ended December 31, 1997, sales by SS/L to foreign customers, primarily in Asia, account for 30% of SS/L's revenues.

         SS/L has historically derived a large portion of its total revenues from a limited number of customers, and its revenues and operating results may be adversely affected in the event completed or canceled contracts are not promptly replaced.

         The financial results of long-term fixed-price contracts are recognized using the cost-to-cost percentage of completion method. Loral's statement of operations reflects revisions in revenue and profit estimates in the period in which the conditions that require the revision become known and can be estimated. Adjustments for profits and losses may therefore have a material effect on results for the period in question. The risks inherent in long-term, fixed-price contracts include the forecasting of costs and schedules, contract revenues related to contract performance (including revenues from orbital payments) and the potential for component obsolescence in connection with long-term procurements.

         In addition, pursuant to a credit facility to which Loral SpaceCom Corporation ("Loral SpaceCom"), a wholly-owned subsidiary of Loral, is a party, Loral SpaceCom and SS/L are subject to restrictions on their ability to make cash distributions to Loral.

Competition

         Each of Loral's businesses is subject to intense competition from entities, including several of the world's largest corporations (such as Hughes Space & Communications, Inc., a subsidiary of General Motors Corporation, and Lockheed Martin Corporation) as well as governments and quasi-governmental organizations (such as Intelsat and Inmarsat), which are larger and which may bring greater financial and operating resources to bear in competing as to marketing, regulation and technology. Loral competes for customers and for local regulatory approval in jurisdictions in which both Loral and a competing party may wish to operate. In addition, Loral competes for allocation of scarce frequency assignments and geosynchronous orbital slots. Competition comes not only from entities carrying on or proposing to carry on the same activities as Loral (such as PanAmSat Corp., Iridium LLC and Teledesic Corporation), but from others using alternative technologies such as terrestrial telecommunications and cable television, which themselves are constantly pursuing advanced technologies in order to enhance their competitive positions. To the extent that these entities offer products and services which are more sophisticated, efficient or reliable than those of Loral, there could be a material adverse effect on the financial condition or results of operations of Loral.

Competitive Bidding

         SS/L generally obtains its contracts through competitive bidding. There can be no assurance that SS/L will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will result in profitability for SS/L. SS/L has in the past submitted bids which would result in minimal or no profit due to a high level of non-recurring engineering costs. Such contracts are generally bid with the expectation of more profitable follow-on contracts as to which there is generally no advance assurance. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, SS/L's profitability could be adversely affected.

Regulation

         Loral's activities, particularly its satellite operations, are subject to licensing and regulation by authorities in more than 100 jurisdictions, including the United States, the International Telecommunication Union ("ITU") and the European Union. Regulated activity includes the occupation of orbital positions ("orbital slots"), the pricing and quality of services, the use of frequency bands, competitive behavior, the export of space-related products and services (which frequently require licenses from the Department of State or the Department of Commerce), and other matters essential to conduct of the business. The regulatory authorities, depending on the location, often have broad discretion over such activities, including, frequently, the power to modify, withdraw or impose charges or conditions upon, or delay the grant of, the rights required for the conduct of the business. In particular, in determining whether to grant Loral authorization, the FCC must evaluate whether certain FCC standards and financial qualification requirements are met. Many of the licenses Loral holds or has applied for have been contested by third parties, including competitors, which increase the risk of regulatory decisions adverse to Loral. In particular, certain of Loral's orbital slots are in positions that are subject to prior claims of parties from other countries. While regulation is an expected incident of international telecommunications business, and Loral expects to obtain the rights and licenses which it requires under satisfactory conditions, the broad reach of the Globalstar System, the expansion of Skynet's operations beyond the domestic U.S. market, the expansion of SatMex's Latin American presence, the international service offerings of Loral Orion, the proposed launch and operation of Orion 2 and Orion 3 and the development of other satellite services businesses, by becoming subject to such a large number of diverse regulatory regimes and political systems, entail unusual risks of unforeseen costs, delays and other burdens on planned performance. In addition, as part of the regulatory process for orbital slot allocation of its satellites, Loral is required to engage in frequency coordination with other satellite operators. Although Loral has in the past been able to coordinate its existing satellites, there can be no assurance that satisfactory coordination will be achieved in the future for any of Loral's satellites.

          Loral Orion has begun construction of Orion 2 and Orion 3 before completion of the required consultations with Intelsat and Eutelsat, receipt of final authority from the FCC (in the case of Orion 2) and completion of the ITU coordination process. Failure to obtain one or more necessary approvals on time would have an adverse effect on Loral Orion's business or results of operations.

Potential Conflicts of Interest; Lack of Full Control

         Although Loral is the managing general partner of Globalstar, its management control over Globalstar is limited by the supermajority rights of Globalstar's limited partners, and primary operational control of SatMex is vested in Mexican nationals, as required by Mexican law, subject to certain supermajority rights in Loral. The Europe*Star joint venture was initiated by a subsidiary of Alcatel Alsthom, S.A. ("Alcatel") and will be under Alcatel's control, subject to supermajority rights in Loral. Future Loral/Alcatel joint ventures within the Skynet Global Alliance will be under the control of the initiating party, subject to supermajority rights in favor of the non-initiating party. Alcatel is an investor in CyberStar, and has supermajority rights therein. In addition, although Orion is a wholly owned Loral subsidiary, its outstanding debt is non-recourse to Loral, which could result in conflicting duties under certain circumstances. As a result, the rights of third parties and fiduciary duties under applicable law could result in such entities taking actions that are not in Loral's own best interests or in refraining to take actions that Loral deems advisable. To the extent that such entities are or become customers of SS/L, such conflicts could become acute.

          Both Skynet and Loral Orion own or are building satellites whose footprints overlap with those of SatMex's present and proposed satellites and will, therefore, compete directly with SatMex for customers in some of its markets. Although Skynet, SatMex and Loral Orion have adopted (and Europe*Star is expected to adopt) a marketing policy which will provide for cross-selling of capacity, situations may arise where conflicts will remain. These conflicts will become particularly acute if there is an oversupply of satellite transponder capacity in the market.

          Partners and affiliates of Globalstar, including companies affiliated with Loral, will be among Globalstar's service provider customers and may, therefore, have conflicts with Globalstar and/or Loral as to service provider agreements.

Leverage at Subsidiary and Affiliate Levels

          General. Loral's core businesses are capital-intensive and generally require substantial investment before anticipated returns on investment can be realized. Moreover, Loral is subject to substantial financial risks in the face of possible delays or reductions in revenue realization, unforeseen capital requirements or unanticipated expenses attributable to the factors described in this Prospectus. Such risks could result not only in adverse financial results due to ongoing debt service charges, but also in the necessity for additional financing which could result in increased debt and debt service costs, potential dilution of equity interests resulting from issuances of debt or equity, rights to distributions senior to those of the holders of Loral common stock, and covenants restricting distributions to holders of Loral common stock.

          Leverage at Loral and Subsidiaries. Although Loral Space & Communications Ltd. has no material indebtedness for borrowed money, and has not (except as noted below with respect to the SatMex government obligation and portion of Globalstar's bank debt) guaranteed or otherwise assumed responsibility for the obligations of its subsidiaries and operating affiliates, those entities are highly leveraged, and the instruments and agreements evidencing such debt severely limit their ability to pay dividends or make other distributions to their corporate parent companies. Any material and continuing failure on the part of such subsidiaries or affiliates to meet the obligations in respect of outstanding indebtedness could result in Loral Space & Communications Ltd.'s being required to make additional investments therein or risk the partial or total loss of its equity investments therein and control thereof.

         As of June 30, 1998, $619.5 million was outstanding, primarily under an $850 million credit facility provided to Loral SpaceCom Corporation by a group of banks. At June 30, 1998, Loral had a deficiency of earnings to fixed charges of $76.9 million. In addition, Loral had outstanding at June 30, 1998, Series C Convertible Redeemable Preferred Stock having a redemption value of $745.5 million, which may be payable at Loral 's option in cash, Common Stock or a combination thereof. At June 30, 1998, Loral had $1.5 billion in consolidated debt including Loral Orion's debt which is non-recourse to Loral.

         Leverage at SatMex. A significant portion of the SatMex purchase price was financed with debt, including a $125.1 million debt obligation due to the Mexican government in seven years. Loral and Telefonica Autrey have agreed to maintain assets in a collateral trust in an amount equal to the value of the government obligation through December 30, 2000 and, thereafter, in an amount equal to 1.2 times the principal amount of the government obligation until maturity.

          Leverage at Globalstar. Globalstar is still in the development stage. At June 30, 1998, Globalstar had outstanding long-term indebtedness of $1.6 billion. Loral is contingently liable with respect to approximately $68 million of Globalstar's $250 million revolving line of credit, which is undrawn as of the date hereof.

          Leverage at Loral Orion. At June 30, 1998, Loral Orion had $178.6 million of cash and restricted cash, to be used for the satellites under construction and interest payments, and debt of $904.2 million. Loral Orion's outstanding debt is non-recourse to Loral.

Obsolescence Due to Rapid Technological Change

         Like other high technology enterprises, Loral's businesses are subject to obsolescence due to new technological developments. The rapid pace of technological change exposes Loral to risk of loss due to the deployment of superior technologies by competitors. Loral is also dependent upon technologies developed by third parties to implement key aspects of its strategy to integrate its satellite systems with terrestrial networks. As land-based telecommunications services expand, demand for certain types of satellite-based services may be reduced. New technology used by competitors could render satellite-based services less competitive by satisfying consumer demand in alternative ways or through the use of incompatible telecommunications standards. In addition, SS/L's success depends on its ability to introduce innovative new products and services on a cost-effective and timely basis.

Year 2000 Issue

         The Company is evaluating the potential effect on its information processing systems to determine what actions will be necessary or appropriate in connection with the "Year 2000 Issue." The Year 2000 Issue is the result of computer programs which were written using two digits rather than four to signify a year (i.e., the year 1997 is denoted "97" and not "1997"). Computer programs written using only two digits may recognize the year 2000 as the year 1900. This could result in a system failure or miscalculations causing disruption of operations. It is not known at this time what modifications, if any, will be required. All costs associated with any modification will be expensed as incurred. In addition, the Company has requested, and will continue to seek, information from third-party entities on which it relies, certifying that their computer systems will not negatively affect Loral's operations. It is Loral's belief that its costs as a result of the Year 2000 Issue will not be material, but no assurance can be given that there will not be some unforeseen issue, in particular, in connection with third-parties systems, that may materially affect Loral's operations.

Reliance on Key Personnel

          The success of Loral is dependent upon the ability of Loral to attract and retain highly qualified personnel. Except for Mr. Bernard L. Schwartz, Loral's Chairman and Chief Executive Officer, none of the officers of Loral has an employment contract with Loral nor does Loral expect to maintain "key man" life insurance. The loss of any of these individuals and the subsequent effect on business relationships could have an adverse effect on the business or results of operations of Loral.

Volatility

         The trading price of the Loral Common Stock has been volatile. Factors such as announcements of fluctuations in the Company's or its competitors' operating results and market conditions for growth stocks or technology stocks in general could have a significant impact on the future trading price of the Loral Common Stock. In particular, the trading price of the common stock of many technology companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading price of the Loral Common Stock could be subject to significant fluctuations in response to variations in the Company's prospects and operating results which will in turn be affected by the performance of its operating affiliates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading price of the Loral Common Stock.

                        LORAL SPACE & COMMUNICATIONS LTD.

          Loral is one of the world's leading satellite communications companies, with substantial interests in the design, manufacture and operation of geosynchronous ("GEO") and low-earth-orbit ("LEO") satellite systems. Since its formation in 1996, Loral has assembled the building blocks essential to the creation of a seamless, global networking capability for the information age.

          Loral's principal businesses are: (i) providing GEO satellite services through the activities of Skynet, Loral Orion, SatMex and the proposed Europe*Star joint venture (collectively, the "Loral Global Alliance"), (ii) providing worldwide wireless telephony and data communications through the Globalstar(TM) System, which is expected to commence commercial operations in the second quarter of 1999, (iii) designing and manufacturing satellites and space systems for a broad variety of customers through SS/L, and (iv) delivering worldwide high-speed broadband data communications through Cyberstar, which plans to offer business and home users worldwide a variety of low-cost, interactive multimedia communications services via high-speed digital signals.

          Loral's strategy is to capitalize on its innovative capabilities, market position and advanced technologies to offer value-added satellite-based services as part of the evolving worldwide communications networks and, where appropriate, to form strategic alliances with major telecommunications service providers and equipment manufacturers to enhance and expand its satellite communications service opportunities. Loral believes that demand for satellite-based communications services will continue to grow beyond the limits of the terrestrial infrastructure due to accelerating demand for high speed data services, growing demand for Internet and intranet services, especially outside the United States, increased size and scope of television programming distribution, worldwide deregulation of telecommunications markets and continuing technological advancement.

          Following its acquisition of the Skynet business from AT&T in March 1997, Loral has rapidly established itself through a series of subsequent acquisitions and joint venture transactions as one of the world's leading providers of GEO satellite-based services. Through its acquisitions of Skynet and Orion, its 49% interest in SatMex, the joint venture that recently acquired the dominant provider of Mexican fixed satellite services ("FSS"), and its proposed Europe*Star Joint venture with a subsidiary of Alcatel Alsthom, S.A. ("Alcatel"), Loral can offer its customers an integrated portfolio of satellite capacity that provides "one stop shopping" for local, regional and global GEO satellite services. The Loral Global Alliance currently has seven satellites in service providing a total of 138 C-band and 126 Ku-band 36mhz transponder-equivalents. The Loral Global Alliance expects to launch five additional satellites in the next 18 months, which, together with its existing satellites, will provide a total of 226 C-band and 357 Ku-band 36mhz transponder-equivalents, and will have a footprint covering almost all of the world's population. Customers include the ABC and Fox television networks in the United States, Telmex, Bancomer, Pemex and Cemex in Mexico and Viacom, Siemens, Asea Brown Boveri and Telecom Denmark in Europe.

          The Globalstar System has been designed to enable local service providers to offer low-cost, high quality wireless voice telephony and data services in virtually every populated area of the world. The Globalstar System has launched eight of the 56 satellites (including eight in-orbit spares) that will complete its full constellation and is scheduled to commence commercial operations in the second quarter of 1999. Globalstar's local service providers have already obtained some or all of the national regulatory approvals they will need to obtain in 28 nations, including China, the United States, Canada, Russia, Brazil, Indonesia, Saudi Arabia and Ukraine. Loral is the managing general partner of Globalstar, and owns on a fully diluted basis approximately 42% of Globalstar.

          SS/L is a worldwide leader in the design, manufacture and integration of satellites used in space-based applications. SS/L draws on its 40-year history, during which satellites manufactured by SS/L have achieved more than 630 years of cumulative on-orbit experience. SS/L also provides Loral with visibility into emerging and new satellite-based technologies and applications, the latest of which is CyberStar, a satellite-based service supporting high speed broadband data communications. SS/L satellites support telecommunications, weather forecasting and direct broadcast applications. SS/L is the leading supplier of satellites to Intelsat, an international consortium of 135 member nations which is currently the world's largest operator of commercial communications satellites. Other significant SS/L customers include News Corp., TCI, PanAmSat, Chinasat, Globalstar, Skynet and CD Radio.

          Loral is developing CyberStar, a worldwide high-speed broadband data services communications system, which will initiate service using leased Ku-band transponder capacity on Skynet's Telstar 5 satellite. CyberStar will leverage satellites, terrestrial networks and a sophisticated network operations center to deliver information securely and reliably at speeds of up to 27 Mbps to multiple locations simultaneously, using an Internet protocol multicasting technique. CyberStar plans to offer business and home users worldwide a variety of low-cost interactive multimedia communications services via high speed digital signals. CyberStar's satellite-based services will include high-speed Internet access. data broadcasting, broadband interconnection, intranet multicasting, realtime streaming and other data services. CyberStar service will be delivered to consumers, businesses and private networks worldwide through a network of local and regional service providers.

                                 USE OF PROCEEDS

The net proceeds of the Registrant from the issuance of Loral Common Stock upon exercise of the Warrants (approximately $6,593, assuming all Warrants are exercised) will be used by the Registrant for general corporate purposes.

                                  LEGAL MATTERS

The validity of the shares of Loral Common Stock issued or issuable upon exercise of the Warrants has been passed upon for the Registrant by Appleby, Spurling & Kempe, Bermuda counsel to the Registrant.

                                     EXPERTS

The annual consolidated financial statements of Loral, SS/L and Loral's affiliate Globalstar, and the financial statement schedule of Loral incorporated in this Prospectus by reference from Loral's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of SatMex incorporated in this Prospectus by reference from Loral's Current Report on Form 8-K filed on January 13, 1998 have been audited by Price Waterhouse, independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of Orion Network Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference in the form 8-K of Loral Space & Communications Ltd. dated March 20, 1998, as amended by Forms 8-K/A dated April 27, 1998 and June 17, 1998, which Forms 8-K and 8-K/A are incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in such Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Registrant will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Oral or written requests for the Registrant documents should be directed to Eric J. Zahler, General Counsel, 600 Third Avenue, New York, New York 10016, telephone number
(212) 697-1105.

         The documents listed below have been filed by the Registrant (File No. 1-14180) under the Exchange Act with the Commission and are incorporated herein by reference:

                    (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to the Exchange Act;

                    (b) The Registrant's, Globalstar's and Loral Orion's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, filed pursuant to the Exchange Act;

                    (c) The Registrant's Current Report on Form 8-K, filed on January 13, 1998 pursuant to the Exchange Act;

                    (d) The Registrant's Current Report on Form 8-K/A, filed on March 4, 1998 pursuant to the Exchange Act;

                    (e) The Registrant's Current Report on Form 8-K, filed on April 6, 1998 pursuant to the Exchange Act, as amended by the Registrant's Current Reports on Form 8-K/A, filed on April 27, 1998 and June 17, 1998, respectively, pursuant to the Exchange Act;

                    (f) The Registrant's Current Report on Form 8-K, filed on June 9, 1998 pursuant to the Exchange Act;

                    (g) The Registrant's Current Report on Form 8-K, filed on July 7, 1998 pursuant to the Exchange Act;

                    (h) The description of the common stock of the Registrant, $0.01 par value per share (the "Common Stock"), contained in Loral's Registration Statement on Form 10, File No. 1-14180, as amended by Amendment Nos. 1, 2 and 3 filed on January 24, 1996, March 12, 1996, March 27, 1996 and April 12, 1996, respectively, pursuant to the Exchange Act (the "Form 10"); and

                    (i) The Registrant's Proxy Statement relating to the 1998 Annual Meeting of Stockholders.

          All documents filed by the Registrant with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document with the Commission.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement. This Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

         The estimated fees and expenses in connection with the issuance and distribution of the Loral Common Stock upon exercise of the Warrants are as follows:

            Registration fee                       $          3,554*
                                                        -------------
            Legal fees and expenses                           15,000
                                                        -------------
            Accounting fees and expenses                      15,000
                                                        -------------
            Miscellaneous                                      5,000
                                                        -------------
                                                        -------------
            Total                                  $          38,554
                                                        -------------
      *Previously paid.


Item 15.   Indemnification of Directors and Officers.

          Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. The Registrant has provided in its Bye-Laws that its directors and officers will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.

         Bermuda law and the Bye-Laws of the Registrant also permit the Registrant to purchase insurance for the benefit of its directors and officers against any liability incurred by them for failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.

         The Registrant has entered into indemnification agreements with its officers and directors. To the extent permitted by law, the indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from fraud or dishonesty) and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

         The Registrant maintains a directors' and officers' liability insurance policy.

Item 16.   Exhibits and Financial Statement Schedules.

(a)   Exhibits
2.1 Agreement and Plan of Merger, dated as of October 7, 1997, by and among Orion Network Systems, Inc., the Registrant and Loral Satellite Corporation (Attachment A to the Proxy Statement/Prospectus included in this S-4 Registration Statement, previously filed)*

2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of February 11, 1998, by and among Orion Network Systems, Inc., the Registrant and Loral Satellite Corporation (Exhibit 2.2 to the Proxy
         Statement/Prospectus included in the S-4 Registration Statement, previously filed)*

2.3 Amendment No. 2 to Agreement and Plan of Merger, dated as of March 20, 1998, by and among Orion Network Systems, Inc., the Registrant and Loral Satellite Corporation (Exhibit 2.7 to the Registrant's Form 10-K filed on December 31, 1997, previously filed)**

4 Rights Agreement dated March 27, 1996 between the Registrant and The Bank of New York, Rights Agent**

5.1 Opinion of Appleby, Spurling & Kempe regarding the legality of the securities being registered*

12 Statement re: computation of ratio of earnings to fixed charges (Exhibit 12 to the Registrant's Form 10-K filed on December 31, 1997, previously filed)**
23.1     Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1)*
23.2     Consent of Deloitte & Touche LLP+
23.3     Consent of Price Waterhouse +

23.4     Consent of Ernst & Young LLP+

24.1     Powers of Attorney*
-------------------------------

            *      Previously filed with the S-4 Registration Statement.
           **      Incorporated by reference to Exhibit to the Registrant's
                   Form 10-K filed on December 31, 1997.
          ***      Incorporated by reference to the Registrant's Registration
                   Statement on Form 10 (No. 1014180).
            +      Filed Herewith.

         All other schedules have been omitted because they are not applicable or are not required or the required information is included in the financial statements or notes thereto.

Item 17  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, other than the insurance policies referred to therein, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that these undertakings contained in paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of September, 1998.

                                   LORAL SPACE & COMMUNICATIONS LTD.

                                   By:               *
                                       ----------------------------------
                                       Name: Bernard L. Schwartz
                                       Title: Chairman of the Board and
                                              Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                     Date

        *                      Chairman of the Board and      September 1, 1998
____________________________   Chief Executive Officer
     Bernard L. Schwartz       (Principal Executive Officer)


        *                      Director                       September 1, 1998
____________________________
     Howard Gittis

        *                      Director                       September 1, 1998
____________________________
     Robert B. Hodes

        *                      Director                       September 1, 1998
____________________________
     Gershon Kekst

        *                      Director                       September 1, 1998
____________________________
     Charles Lazarus

        *                      Director                       September 1, 1998
____________________________
     Malvin A. Ruderman

        *                      Director                       September 1, 1998
____________________________
     E. Donald Shapiro

____________________________   Director
     Arthur L. Simon

        *                      Director                       September 1, 1998
____________________________
     Daniel Yankelovich

        *                      First Senior Vice President    September 1, 1998
____________________________   and Chief Financial Officer
     Michael P. DeBlasio       (Principal Financial Officer)


        *                      Vice President and Controller  September 1, 1998
____________________________   (Principal Accounting Officer)
     Harvey B. Rein

     /s/ Eric J. Zahler                                       September 1, 1998
____________________________
     Eric J. Zahler
     Attorney-in-Fact
* See Exhibit 24.1

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBITS

2.1 Agreement and Plan of Merger, dated as of October 7, 1997, by and among Orion Network Systems, Inc., the Registrant and Loral Satellite Corporation (Attachment A to the Proxy Statement/Prospectus included in this S-4 Registration Statement, previously filed)*

2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of February 11, 1998, by and among Orion Network Systems, Inc., the Registrant and Loral Satellite Corporation (Exhibit 2.2 to the Proxy Statement/Prospectus included in the S-4 Registration Statement, previously filed)* 2.3 Amendment No. 2 to Agreement and Plan of Merger, dated as of March 20, 1998, by and among Orion Network Systems, Inc., the Registrant and Loral Satellite Corporation (Exhibit
          2.7 to the Registrant's Form 10-K filed on December 31, 1997, previously filed)**

4 Rights Agreement dated March 27, 1996 between the Registrant and The Bank of New York, Rights Agent***

5.1 Opinion of Appleby, Spurling & Kempe regarding the legality of the securities being registered*

12 Statement re: computation of ratio of earnings to fixed charges (Exhibit 12 to the Registrant's Form 10-Q filed on December 31, 1997, previously filed)**

23.1      Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1)*

23.2      Consent of Deloitte & Touche LLP+

23.3      Consent of Price Waterhouse +

23.4      Consent of Ernst & Young LLP+

24.1      Powers of Attorney*

 --------------------

          *         Previously filed with the S-4 Registration Statement.
          **        Incorporated by reference the Registrant's Form 10-K filed on December 31, 1997.
          ***       Incorporated by reference to the Registrant's Registration
                    Statement on Form 10 (No. 1014180).
          +         Filed Herewith.